                                                             EXHIBIT 12.1




                          TOYOTA MOTOR CREDIT CORPORATION

                 CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                               Three Months Ended     Nine Months Ended
                                                  December 31,          December 31,
                                               ------------------     -----------------
                                                2002        2001       2002       2001
                                               ------      ------     ------     ------
                                                         (Dollars in Millions)

Consolidated income
   before income taxes                         $  158      $  104     $  113     $  222
                                               ------      ------     ------     ------
Fixed charges:
   Interest...............................        212         244        644        808
   Portion of rent expense
      representative of the
      interest factor (deemed
      to be one-third)....................          2           2          6          5
   Interest associated with TCA's
      off-shore debt repaid by TMCC <F1>..          1           -          1          -
                                               ------      ------     ------     ------

Total fixed charges.......................        215         246        651        813
                                               ------      ------     ------     ------
Earnings available
   for fixed charges......................     $  373      $  350     $  764     $1,035
                                               ======      ======     ======     ======

Ratio of earnings to
   fixed charges..........................       1.73        1.42       1.17       1.27
                                               ======      ======     ======     ======

-----------------

<F1>  The Company has guaranteed certain obligations of affiliates and subsidiaries as discussed in Note 9 - Commitments and Contingent Liabilities of the Consolidated Financial Statements. During the three months ended December 31, 2002, TMCC performed under its guarantee of TCA's outstanding off-shore debt and repaid $36 million of the outstanding balance and accrued interest thereon.
